Exhibit 10.26

Executive Performance-Based Compensation Arrangement

PURPOSE. The purpose of the Raindance Communications, Inc. Executive Performance-Based Compensation Arrangement (the “Arrangement”) is to provide certain Executives of the Company with incentive compensation based upon the level of achievement of financial, business and other performance criteria.

ADMINISTRATION. The Compensation Committee of the Board shall be the Committee under the Arrangement. The Committee shall have full power and authority to construe, interpret and administer the Arrangement. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its stockholders and participants.

PERFORMANCE MEASURES. The Committee shall designate and approve the applicable performance measures pertaining to each Executive participant. Such performance measures can be any measurable criteria tied to the Company’s success that the Committee may determine, including, but not limited to, gross revenue, net income, stock price, product development and release, sale of the Company, individual performance, earnings per share, return on assets, return on equity, and other Company and business unit financial objectives. All performance measures pertaining to a participant shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether performance results with respect to such performance measures have been achieved. The Committee may adjust or amend any such performance measures as it deems appropriate from time to time.

BENEFITS. The Committee may select appropriate Executives and key employees of the Company for participation in this Arrangement, each of whom may be entitled to benefits as determined by the Committee; provided, however, that the amount available under this Arrangement to be allocated among such Executives and key employees shall not exceed in the aggregate $4.7 million in cash compensation and 750,000 shares of restricted stock. If prior to the achievement of any performance measures pertaining to a participant as designated by the Committee, such participant’s employment relationship with the Company is terminated, the participant will not be entitled to receive any benefits under this Arrangement.

NO IMPLIED EMPLOYMENT RIGHTS. The selection of an individual for participation in the Arrangement shall not give such participant any right to be retained in the employ of the Company or any of its affiliates, and the right of the Company and any such affiliate to dismiss such participant or to terminate any arrangement pursuant to which any such participant provides services to the Company, with or without cause, is specifically reserved, subject to any separate employment contract that a participant may have with the Company or one of its affiliates. There is no obligation for uniformity of treatment of participants under the Arrangement.

TERM; AMENDMENT. The Arrangement shall be effective as of February 19, 2003 and shall terminate as to each participant automatically upon the receipt by a participant of the maximum benefits to which a participant is entitled under this Arrangement, unless sooner amended or terminated by the Board. The Board reserves the right to amend or discontinue this Arrangement or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall affect the right of any participant to any unpaid benefit that has accrued and become payable due to the achievement, prior to such amendment or termination of the Arrangement, of the performance measures pertaining to such participant as designated by the Committee.